Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release: J. Daniel Sizemore (251) 967-4249

VISION BANCSHARES, INC. REPORTS FOURTH QUARTER AND ANNUAL 2004 EARNINGS

Panama City, FL– MARCH 1, 2005 – Vision Bancshares, Inc., (VBAL.OB), today reported record earnings of $570 thousand for the fourth quarter of 2004 versus a $217 thousand net loss for the same period in 2003. Basic earnings per share increased $0.31, or 258.3%, to $0.19 per share for the quarter ending December 31, 2004 from a loss of $0.12 per share for the fourth quarter of 2003. Diluted earnings per share was $0.18 compared to a $0.11 loss per share for the fourth quarter of 2004 and 2003, respectively. The increase in the Company’s quarterly earnings resulted as the Alabama bank subsidiary continued to post a positive earnings trend and the Florida bank subsidiary posted its first quarter of profitability since beginning operation in January 2003.

Net income for the twelve months ended December 31, 2004 was $1,189 thousand compared to a $251 thousand loss for the twelve months ended December 31, 2003. The consolidated net income for the year 2004 consisted of net income of $1,763 thousand for Vision Bank in Alabama, a net loss of $351 thousand for Vision Bank in Florida and a net loss of $223 thousand for Vision Bancshares, Inc. (on a parent only basis). For the year ended December 31, 2004, basic earnings per share of $0.43 represented a $0.56, or 430.8%, increase over the loss of $0.13 per share for 2003, while diluted earnings per share was $0.42 compared to a loss of $0.13 per share for the years ended December 31, 2004 and 2003, respectively. The increase in 2004 earnings resulted as the Company expanded its market share and produced a 79.9% increase in net interest income while maintaining a modest increase of 39.7% in non-interest expenses.

Total assets at December 31, 2004 were $410 million, an increase of 95.2%, or $200 million, over total assets of $210 million at December 31, 2003. During this same period total loans increased $171 million, or 97.7%, to $346 million, and total deposits also increased $171 million, or 95.5%, to $350 million.

“I am extremely pleased to report Vision Bancshares, Inc.’s year of record earnings,” said J. Daniel Sizemore, Chairman and CEO. “Once again we have been able to achieve strong loan and deposit growth while maintaining excellent asset quality.” Mr. Sizemore further stated, “Our Alabama based bank continues to show a positive earnings trend with year-to-date net profits more than double 2003 earnings and 12.6% ahead of budget. We continue to grow in our Alabama market as we opened our sixth branch in Elberta and now have regulatory approval to establish our seventh branch office in Daphne. Our Florida subsidiary reached an earnings milestone as it posted its first quarterly earnings during the fourth quarter. We anticipate the acquisition of BankTrust of Florida, completed October 15, 2004, will continue to have a positive impact on consolidated earnings in 2005.”

The following table presents, on an unaudited basis, “Financial Highlights” of the Company for the quarters and years ended December 31, 2004 and 2003:

VISION BANCSHARES, INC. & SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(unaudited)
(dollars in thousands except per share data)

	QUARTER ENDED		YEAR-TO-DATE
	12/31/04	12/31/03	12/31/04	12/31/03
EARNINGS SUMMARY
Net interest income	$3,978	$1,820	$11,683	$6,493
Provision for loan losses	500	656	1,819	1,290
Non-interest income	145	119	1,950	1,511
Non-interest expense	2,753	1,676	9,911	7,095
Income taxes	276	(195)	618	(204)
Non-controlling interest in VIE’s	(24)	(19)	(96)	(74)
Net income	$570	$(217)	$1,189	$(251)

PER SHARE SUMMARY
Common shares outstanding	3,024,004	1,888,516	3,024,004	1,888,516
Weighted average shares	3,023,876	1,888,414	2,738,049	1,878,168
Income per weighted avg share—basic	$0.19	$(0.12)	$0.43	$(0.13)
Dividends declared per share	$—	$—	$—	$—

OPERATING RATIOS (annualized)
Net interest rate spread (a)	4.00%	3.43%	3.44%	3.34%
Net interest margin (a)	4.51%	3.88%	3.98%	3.93%
Return on average assets	0.60%	-0.44%	0.39%	-0.15%
Return on average equity	5.51%	-3.86%	3.28%	-1.14%
Efficiency (b)	66.77%	86.44%	72.70%	88.64%

ENDING BALANCES
Total assets	$410,086	$210,232	$410,086	$210,232
Earning assets	382,231	199,678	382,231	199,678
Intangible assets	3,601	125	3,601	125
Loans, net of unearned income	345,651	174,745	345,651	174,745
Allowance for loan losses	4,565	2,072	4,565	2,072
Deposits	350,215	179,460	350,215	179,460
Stockholders’ equity	40,637	21,100	40,637	21,100
Book value per share	$13.44	$11.17	$13.44	$11.17
Tangible book value per share	$12.25	$11.11	$12.25	$11.11
Stockholders’ equity to total assets	9.91%	10.04%	9.91%	10.04%

(a) Computed using fully taxable-equivalent net income.
(b) Computed by dividing non-interest expense by the sum of net interest income and non-interest income.
(c) Computed by adding nonperforming loans, foreclosed real estate and repossessed collateral.

VISION BANCSHARES, INC. & SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data)

	QUARTER ENDED		YEAR-TO-DATE
	12/31/04	12/31/03	12/31/04	12/31/03
AVERAGE BALANCES
Total assets	$377,237	$197,508	$308,091	$171,888
Earning assets	353,191	187,926	294,007	165,409
Loans, net of unearned income	314,353	168,170	243,420	142,869
Deposits	323,362	176,502	264,990	148,686
Equity	41,355	22,493	36,295	21,991

ASSET QUALITY
Nonperforming loans	$1,976	$458	$1,976	$458
Nonperforming assets (c)	2,431	458	2,431	458
Net loan charge-offs (recoveries)	121	533	162	608
Allowance for loan loss to loans	1.32%	1.19%	1.32%	1.19%
Net loan charge-offs(recoveries) to average loans	0.04%	0.32%	0.07%	0.43%
Nonperforming loans to gross loans	0.57%	0.26%	0.57%	0.26%
Nonperforming assets to allowance for loan loss	53.25%	22.10%	53.25%	22.10%
Allowance for loan loss to nonperforming assets	187.78%	452.40%	187.78%	452.40%
Nonperforming assets to total assets	0.59%	0.22%	0.59%	0.22%

REGULATORY CAPITAL RATIOS	12/31/04	REQUIRED	EXCESS
Tier 1 Leverage	11.18%	4.00%	7.18%

Risk-based
Tier 1 (Core)	9.86%	4.00%	5.86%
Total Capital	12.65%	8.00%	4.65%

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.

Vision Bancshares, Inc. was organized in July 1999 as a bank holding company and is headquartered in Panama City, Florida. It is the parent company for Vision Bank in Alabama, a state banking corporation organized under the laws of the State of Alabama and Vision Bank in Florida, a state banking corporation organized under the laws of the State of Florida. Vision Bank, Alabama provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear, Foley, Fairhope and Elberta. Vision Bank, Florida provides general retail and commercial banking services to customers in Bay County, Gulf County and the panhandle of Florida through its offices located in Panama City, Panama City Beach, Wewahitchka, Port St. Joe and Port St. Joe Beach.